Exhibit 99.2

Red Lobster® Olive Garden® Bahama Breeze® Smokey Bones®

www.darden.com

NEWS/INFORMATION
Corporate Affairs
P.O. Box 593330
Orlando, FL 32859
Contact:
Jim DeSimone
FOR RELEASE	(407) 245-4567
March 20, 2007
4:00 p.m.

DARDEN RESTAURANTS’ ACCLAIMED CONCEPT DEVELOPER TO RETIRE

Company Appoints New Seasons 52 Leader

ORLANDO, Mar 20 – Darden Restaurants, Inc. (NYSE: DRI) today announced that Blaine Sweatt, a longtime restaurant industry leader and community builder for the company that owns and operates Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones Barbeque and Grill and

Seasons 52® restaurant companies, will retire as an executive officer of the company and as a member of its Board of Directors at the end of the company’s fiscal year in May. He will then remain as an advisor to the Darden executive team through June 30 to ensure a smooth transition.

“Throughout his career, Blaine has provided leadership to help build Darden’s business and shape its strategy to be a multibrand restaurant growth company,” said Darden CEO Clarence Otis Jr. “He is a visionary leader who has inspired others to believe in a dream and follow it with the passion and vigor needed to make it a reality.”

Following military service and graduate school, Blaine joined General Mills Restaurants in 1976 and moved through a variety of menu-planning, purchasing and financial positions. In 1981 he was named Director of New Concept Development and then Vice President, General Manager of the New Business Division in 1986, and ultimately president of that Division in 1991. Over the past 25 years he led the teams that developed Olive Garden, The Order Inn (a home delivery concept in Minneapolis), China Coast, Bahama Breeze, Smokey Bones, and most recently, Seasons 52.

When Darden spun off from General Mills in 1995 as an independent public company, Sweatt was part of the launch team, serving as President of the New Business Division and as a founding member of Darden’s Board of Directors.

Sweatt is well known throughout the restaurant industry and has been a frequent participant in industry forums and conferences. He is a member of the University of Central Florida Hall of Fame and has been a member of the Executive Committees of both the University’s College of Business and its Rosen School of Hospitality Management.

As a founding member of the Darden Restaurants Foundation Board of Trustees, Sweatt helped guide charitable grants totaling $45 million.

Stephen Judge to become President of Seasons 52

As Sweatt prepares to retire, Stephen Judge will join Darden effective March 20, 2007 as President of Seasons 52, Darden’s fresh grill and wine bar, reporting to Darden Chief Operating Officer Drew Madsen.

Most recently, Judge served as vice president Food and Beverage for MGM Grand Hotel in Las Vegas, one of the world’s largest hotels. In this role, he had leadership accountability for all culinary, banqueting, beverage and restaurant operations, and has overseen a multi-year evolution in the hotel’s food and beverage offerings including 17 new restaurant and bar concepts. Under Stephen’s leadership and direction, the MGM Grand has earned numerous AAA Diamond awards for the quality of its restaurant operations (including one five-diamond, seven four-diamond and four three-diamond restaurants). Most recently MGM received its first Mobil five-star distinction for the Joel Robuchon restaurant.

“Stephen has a reputation across the industry as a successful operator of high-end, innovative dining concepts in both luxury and high-growth hospitality venues,” said Madsen. “Throughout his career he has introduced unique dining concepts to the hospitality industry with a focus on service excellence and culinary sophistication.”

Before MGM, Stephen was an executive with Rosewood Hotels and Resorts, where he led the food and beverage operations for the collection of ultra luxury Rosewood properties worldwide, including North America, Latin America, the Caribbean, Europe, the Middle East and Asia. He also spent 11 years in senior management roles leading the food and beverage operations for Princess Cruises and Premier Cruise Lines.

Judge became a professional chef in 1986 and did his training and apprenticeship in the United Kingdom. He holds a Bachelor of Arts degree in Hotel and Catering Management from Nottingham Trent University.

Seasons 52’s Next Phase of Development

“As Seasons 52 moves to its next phase of development, which includes continuing to operate its seven existing restaurants with excellence and developing the real estate and talent pipelines for another three or so openings over the next two years, Stephen Judge is absolutely the right leader,” said Madsen.

Sweatt will work closely with Judge over the coming months to ensure a successful transition of leadership for Seasons 52. He will also continue to work with Otis and the Darden Executive Team on Darden’s growth strategies.

“Blaine’s contributions reflect how much he lives Darden’s values of excellence and teamwork,” Otis said. “And, ultimately, this shows most clearly in the extent to which he has helped Darden become a casual dining leader. His dedication and innovation in new business development have been instrumental to our company’s growth.”

Darden is the world’s largest casual dining company in market share and sales. The company owns and operates over 1,450 restaurants with annual sales in fiscal 2006 of $5.7 billion.

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